                                                                    EXHIBIT 12.1


                        HAYES LEMMERZ INTERNATIONAL, INC.

                       RATIOS OF EARNINGS TO FIXED CHARGES
                                   (UNAUDITED)
                       (MILLIONS OF DOLLARS EXCEPT RATIOS)


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
                                                              SUCCESSOR                  PREDECESSOR
                                                           ----------------    ---------------------------------
                                                             FIVE MONTHS       FOUR MONTHS        NINE MONTHS
                                                                ENDED              ENDED              ENDED
                                                           OCTOBER 31, 2003     MAY 31, 2003    OCTOBER 31, 2002
                                                           ----------------    -------------    ----------------
Earnings:
   Earnings (loss) before taxes on income,
     minority interest, cumulative effect
     of change in accounting principle and
     extraordinary gain on debt discharge..............    $          (8.7)    $        27.8    $         (54.1)
Interest expense:
   Bank borrowings and long-term debt..................               24.7              22.7               53.7
   Subsidiary Preferred Stock dividends................                0.3               --                 --
   Rentals (1).........................................                2.9               0.4                7.1
                                                           ----------------    -------------    ----------------
Earnings before interest expense, taxes
   on income, minority interest, cumulative
   effect of change in accounting principle
   and extraordinary gain on debt discharge............    $          19.2     $        50.9    $           6.7
                                                           ================    =============    ================

Fixed charges:
   Bank borrowings and long-term debt..................    $          24.7     $        22.7    $          53.7
   Subsidiary Preferred Stock dividends................                0.3               --                 --
   Rentals (1).........................................                2.9               0.4                7.1
                                                           ----------------    -------------    ----------------
Total fixed charges....................................    $          27.9     $        23.1    $          60.8
                                                           ================    =============    ================

Ratio of earnings to fixed charges.....................                N/A (2)          2.20            N/A (2)
                                                           ================    =============    ================
Coverage deficiency on fixed charges...................    $           8.7     $         --     $          54.1
                                                           ================    =============    ================
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(1) Interest component of rental expense.
(2) Earnings were inadequate to cover fixed charges.